Part 1 - Exhibit 1







                      Independent Auditors' Review Report
                      -----------------------------------

The Board of Directors and Shareholders of
Melville Corporation:

We have reviewed the consolidated condensed balance sheets of Melville Corporation and subsidiary companies as of October 1, 1994 and September 25, 1993, and the related consolidated condensed statements of earnings for the three month and nine month periods ended October 1, 1994 and September 25, 1993, and the related consolidated condensed statements of cash flows for the nine month periods ended October 1, 1994 and September 25, 1993. These financial statements are the responsibility of the Company's management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical review procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the consolidated condensed financial statements referred to above for them to be in conformity with general accepted accounting principles.

We have previously audited, in accordance with generally accepted auditing standards, the consolidated balance sheet of Melville Corporation and subsidiary companies as of December 31, 1993 and the related consolidated statements of earnings, shareholders' equity, and cash flows for the year then ended (not presented herein); and in our report dated February 10, 1994, except as to the Subsequent Event note, which is as of March 1, 1994, we expressed an unqualified opinion on those consolidated financial statements. Our report referred to above contains an explanatory paragraph that states that the Company changed its method of determining retail price indices used in the valuation of LIFO inventories in 1993. In our opinion, the information set forth in the accompanying consolidated condensed balance sheet as of December 31, 1993, is fairly presented, in all material respects, in relation to the consolidated balance sheet from which it has been derived.


                                       /S/KPMG Peat Marwick LLP



New York, New York
October 25, 1994





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                          Part II. - OTHER INFORMATION



Item  6  -  Exhibits and Reports on Form 8-K
- --------------------------------------------

         a)
                                 EXHIBIT INDEX
                                 -------------


         Exhibit
         -------

         11       Computation of Per Share Earnings


         15       Letter re: Unaudited Interim Financial Information

         27       Financial Data Schedules




         b) Reports on Form 8-K - There were no reports on Form 8-K filed for the three months ended October 1, 1994.



         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                              MELVILLE CORPORATION
                              --------------------
                                  (REGISTRANT)


                             /s/ ROBERT D. HUTH
                            ------------------------
                            Robert D. Huth
                            Executive Vice President
                            and Chief Financial Officer

Date: November 14, 1994
     -------------------






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